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Report of Independent Accountants

To the Board of Directors and Shareholders of

Bank of America N.A. Capital Markets Servicing Group:

We have examined management's assertion, about Bank of America N.A. Capital Markets Servicing Group (CMSG), as primary servicer, compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP), as of and for the year ended December 31, 2003 included in the accompanying management assertion (see Exhibit I), except for the minimum servicing standards V.4 and VI.1, which are not applicable to such servicing. Management is responsible for the CMSG's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about CMSG's compliance, as primary servicer, except for the minimum servicing standards V.4 and VI.1, which are not applicable to such servicing, based on our examination.

Our examination was made in accordance with attestation standards established by the

American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about CMSG's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. Minimum servicing standards V.4 and VI.1 do not apply to such servicing. Consequently, we did not perform procedures regarding the minimum servicing standards V.4 and VI.1. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on CMSG's compliance with the minimum servicing standards.

In our opinion, management's assertion that CMSG, as primary servicer, complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2003, is fairly stated, in all material respects.

PricewaterhouseCoopers LLP

March 8, 2004